                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES



The following table shows the ratio of earnings to fixed charges for the 27 days ending December 31, 2003, the period from January 1, 2003 to December 4, 2003, the years ending December 31, 2002, 2001, and 2000, the period from August 8, 1999 to December 31, 1999, and the period from February 7, 1999 to August 7, 1999. We have computed these ratios by dividing earnings available for fixed charges (income before income taxes and fixed charges) by fixed charges (interest cost, amortization of debt expense, and the portion of rental expenses deemed to be representative of the interest factor in those rentals).

                 COMPUTATION OF GENERAL NUTRITION CENTERS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                    (Dollars in millions, except ratios)
                                                                                PREDECESSOR                            SUCCESSOR
                                                        ---------------------------------------------------------------------------
                                                                           YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------
                                            PERIOD FROM  PERIOD FROM                                      PERIOD FROM  PERIOD FROM
                                             FEBRUARY 7,  AUGUST 8,                                        JANUARY 1,  DECEMBER 5,
                                               1999 TO     1999 TO                                          2003 TO     2003 TO
                                              AUGUST 7,  DECEMBER 31,                                      DECEMBER 4, DECEMBER 31,
                                                 1999       1999        2000         2001         2002        2003        2003
                                             --------------------------------------------------------------------------------------
Earnings (deficit) available for
  fixed charges:
   Income (deficit) before
     income taxes............................   $ (12.8)   $ (20.8)    $ (175.4)    $ (70.0)    $ (70.2)    $ (759.4)   $ 0.6

   Interest Expense and Amortization
     of Debt Expense ........................      24.8       56.8        143.2       141.8       138.0        122.5      2.8

   Estimated interest component of net
     rental expense..........................      15.3       11.0         36.3        37.5        38.9         35.2      2.7
                                             --------------------------------------------------------------------------------------
      Earnings available for fixed charges...   $  27.3    $  47.0     $    4.1     $ 109.3     $ 106.7     $ (601.7)   $ 6.1
                                             ======================================================================================

Fixed Charges:

   Interest Expense and Amortization
     of Debt Expense.........................   $  24.8    $  56.8     $  143.2     $ 141.8     $ 138.0      $ 122.5    $ 2.8

   Estimated interest component of net
     rental expense..........................      15.3       11.0         36.3        37.5        38.9         35.2      2.7
                                             -------------------------------------------------------------------------------------
      Total fixed charges....................    $ 40.1     $ 67.8      $ 179.5     $ 179.3     $ 176.9      $ 157.7    $ 5.5
                                             ======================================================================================

Consolidated Ratio of Earnings to
  Fixed Charges .............................       --         --           --          --          --           --       1.1

Deficit (1)..................................    $ 12.8     $ 20.8      $ 175.4      $ 70.0      $ 70.2      $ 759.4      $ -



(1) Earnings were insufficient to cover fixed charges in the period from February 7, 1999 to August 7, 1999, the period from August 8, 1999 to December 31, 1999, the years ended December 31, 2000, 2001, and 2002, and the period from January 1, 2003 to December 4, 2003.